EXHIBIT 99
FOR IMMEDIATE RELEASE	AirTran Airways:	Tad Hutcheson
July 23, 2003		tad.hutcheson@airtran.com
407.251.5578

AIRTRAN AIRWAYS FLIGHT ATTENDANT CONTRACT NOT RATIFIED

     ORLANDO, Fla. (July 23, 2003) - AirTran Airways, a subsidiary of AirTran Holdings, Inc. (NYSE: AAI) announced today that it was informed by Association of Flight Attendants, AFL-CIO (AFA), which represents AirTran Airways' work force of approximately 1,100 flight attendants, that the union membership has declined to ratify its tentative agreement.

     According to a statement issued by the AFA today, AFA Master Executive Council president Jon Edenfield stated, "The ultimate decision on whether to accept or reject a tentative agreement lies in the hands of the flight attendants. Our members have expressed their concerns. Now we must sit back down with management to reach an acceptable agreement that better addresses the issues that came to light during this vote."

     AirTran Airways is one of America's largest low-fare airlines - employing more than 5,000 professional Crew Members and serving 492 flights a day to 43 destinations. The airline's hub is at Hartsfield Atlanta International Airport, the world's busiest airport (by passenger volume), where it is the second largest carrier operating 189 flights a day. The airline never requires a roundtrip purchase or Saturday night stay, and offers an affordable Business Class, assigned seating, easy online booking and check-in, the A-Plus Rewards frequent flier program, and the A2B corporate travel program. AirTran Airways, a subsidiary of AirTran Holdings, Inc., (NYSE: AAI), is the world's largest operator of the Boeing 717, the most modern, environmentally friendly aircraft in its class. In 2004, the company will begin taking delivery of 100 Boeing 737-700s, one of the most popular and reliable jet aircraft in its class. For more information and reservations, visit airtran.com (America Online Keyword: AirTran), call AirTran Airways at 800-AIRTRAN (800-247-8726) or 770-994-8258 (in Atlanta) or your travel agent.